Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Asia Pacific Wire & Cable Corporation Limited
     We consent to the incorporation by reference in this registration statement on Post-Effective Amendment No. 8 to Form F-1 on Form F-3 of Asia Pacific Wire & Cable Corporation Limited (the “Company”) our report dated June 29, 2009 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2008 and for the year ended December 31, 2008, included in the Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 13, 2011.
     We also consent to the reference to Mazars LLP under the caption “Experts” in such registration statement.
Mazars LLP
Public Accountants and Certified
Public Accountants
Singapore
August 31, 2011